Exhibit 99.1

Equinix Announces Leadership Succession Plans: CEO to Move to Executive Chair and Google Cloud Exec Selected as Next CEO

Current Executive Chairman to Move to Advisory Role; All Moves Effective Late Q2

REDWOOD CITY, Calif. – March 12, 2024 – Equinix, Inc. (Nasdaq: EQIX), the world's digital infrastructure company®, today announced a planned leadership transition effective late Q2 2024 whereby current President and CEO Charles Meyers will transition to the role of Executive Chairman, and Google Cloud Go-to-Market President Adaire Fox-Martin will begin serving as Equinix President and CEO. Peter Van Camp, currently Executive Chairman, will step away from his formal responsibilities as a Board member to take the role of Special Advisor to the Board.

“Digital transformation is reshaping the basis of competition for industries across the globe, and the rapid adoption of AI is accelerating that dynamic,” said Meyers. “These pivotal shifts have created an extraordinary demand environment for digital infrastructure, and our distinctive advantages create an exceptional long-term opportunity for Equinix. I am confident that Adaire’s capabilities and experience will be deeply additive to our team and our culture, helping us meet the evolving needs of our customers, fuel our growth and unlock the extraordinary power of Platform Equinix. I am grateful to our board for their support of my desired transition timeline, and excited to assume the Executive Chairman role and actively support Adaire as she leverages her tremendous global experience to extend and expand our market leadership.”

With more than 25 years of experience in the technology sector, Fox-Martin brings a distinguished track record, most recently as President of Go-to-Market for Google Cloud and Head of Google Ireland. In this role, she led Google Cloud’s go-to-market teams globally, encompassing sales, professional services, partner ecosystem, and customer success. Prior to Google, Fox-Martin held senior global positions at some of the world’s foremost technology and software companies, notably SAP and Oracle. At SAP, she played a pivotal role as a member of the SAP Executive Board, with responsibility for Sales and Service globally, serving more than 440,000 customers. Her extensive global leadership experience includes serving as President for SAP Asia Pacific and Japan, President of Google Cloud International, and Head of Google Ireland. She has been a member of the Equinix Board of Directors since 2020.

“I am very proud of the work that our board has put into our succession planning and delighted to have landed on a path that is highly responsive to the needs of the business and those of our leadership,” said Van Camp. “Charles has been a driving force at Equinix for the past 14 years and this transition enables his continued involvement while also adding Adaire’s significant depth and breadth of experience. At this critical juncture in the company’s history, it is a great outcome for all of our stakeholders. We have had tremendous success with our leadership model and as I step into an advisory role with the company and hand the Executive Chairman role to Charles, I do so with immense optimism that this executive team will enable us to unlock the enormous opportunity ahead.”

Meyers joined the company in 2010 and was appointed CEO in 2018. During his tenure, he has shaped the company’s successful strategy, extending Platform Equinix to more than 70 markets across 33 countries, accelerating the company’s global interconnection leadership and evolving the platform to support hybrid and multi-cloud as the clear architecture of choice. Over this time, the company has enjoyed a 6x increase in revenue and added more than $80 billion in equity value. He will continue in the role of CEO until late Q2 and will remain focused until that time on driving the company’s strategy and execution.

“In today's dynamic digital landscape, Equinix has uniquely amassed global reach, highly differentiated ecosystems, strong partner relationships, and an innovative range of product and service offerings -- collectively forming a robust and future-proofed platform to address diverse customer challenges,” said Fox-Martin. “Coupled with my passionate belief in the vision, mission and values of Equinix, I am excited to leverage my experience in driving business transformations and building for scale to drive continued innovation and growth at Equinix.”

About Equinix
Equinix (Nasdaq: EQIX) is the world’s digital infrastructure company®. Digital leaders harness Equinix’s trusted platform to bring together and interconnect foundational infrastructure at software speed. Equinix enables organizations to access all the right places, partners and possibilities to scale with agility, speed the launch of digital services, deliver world-class experiences and multiply their value, while supporting their sustainability goals.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, risks to our business and operating results related to the current inflationary environment; foreign currency exchange rate fluctuations; increased costs and increased challenges to procure power and the general volatility in the global energy market; the challenges of acquiring, operating and constructing IBX® and xScale® data centers and developing, deploying and delivering Equinix products and solutions; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; risks related to potential cybersecurity breaches; risks related to our taxation as a REIT and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent and upcoming Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix Media Relations	Equinix Investor Relations
press@equinix.com	invest@equinix.com

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